                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is effective as of May 20, 2002 (the "Closing Date") by and between Apogee Software, Ltd. d/b/a 3D Realms, a Texas limited partnership ( "Apogee"), Remedy Entertainment, Ltd., a Finnish corporation ( "Remedy" and together with Apogee, the "Sellers" and individually, each a "Seller"), Take-Two Interactive Software, Inc., a Delaware corporation ("Take-Two") and Maxcorp. Ltd., a Bermuda corporation ("Maxcorp" and together with Take-Two, each a "Purchaser" and collectively, the "Purchasers").

         Whereas, subject to the terms and conditions of this Agreement, the Purchasers desire to purchase, and the Sellers desire to sell the Assets (as defined below).

         Whereas, subject to the terms and conditions of this Agreement, Take-Two desires to purchase the portion of the Assets directly or indirectly related to the Exploitation (as defined below) of the Acquired Titles in the United States ("US Rights"), and Maxcorp desires to purchase the portion of the Assets directly or indirectly related to the Exploitation of the Acquired Titles in any country other than the United States ("International Rights").

         In consideration of the foregoing and the mutual promises made herein, and to specify the terms and conditions under which the transactions contemplated hereby will be consummated, the parties hereto do hereby agree as follows:

         1. Definitions. Except as otherwise expressly provided in the Agreement or unless the context otherwise requires, the following terms, for all purposes of this Agreement, shall have the respective meanings hereinafter specified:

                  "Acquired Titles" means the interactive software games known as "Max Payne" and "Max Payne 2".

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  "Assets" means all of Sellers' or its Affiliates' right, title and interest in and to the following assets, properties, rights and business, whether real, personal, tangible or intangible, of every kind, nature and description and wherever located as of the Closing Date:

                  (a) the scripts, storyboards, outlines, plot structures, speech, images, characters, characterizations, drawings, designs, graphics, artworks and other characteristics embodied in the Acquired Titles and any and all characters, objects, sound and music (to the extent not licensed, and, to the extent licensed, the licenses thereto) embodied in the Acquired Titles, whether in physical form or in analog or digital electronic or optronic form, and all drafts or preliminary versions of any of the foregoing;

                  (b) to the extent not included in the foregoing and except for the Excluded Assets (as defined below), any and all Intellectual Property (as defined below) used with or in conjunction with the Acquired Titles created, designed or developed by the Sellers or any third party on behalf of the Sellers, including, without limitation, all sequels thereto or derivative works made therefrom;

                  (c) the complete and accurate source code of the files listed on Schedule A-1 hereto, together with the compiled executable code derived therefrom ("Acquired Code") and all programmers' or developers' notes, flow charts and memoranda;

                  (d) a complete and accurate copy of the source code, the compiled and executable version of which is the "Max Payne" video game, including a copy of the source code to the Game Engine licensed to Take-Two under and pursuant to the License Agreement ("Acquired Code Copy") and all programmers' or developers' notes, flow charts and memoranda;

                  (e) all of the other assets, properties and rights (whether tangible or intangible) of the Sellers to the extent relating to the Acquired Titles identified on Schedule A-2, including, but not limited to, port Acquired Titles to any devices or operating in conjunction with any operating system known today or hereafter developed;

                  (f) all of the Sellers' rights in and to all royalty payments or other revenue, indemnification provisions, choses of action arising under the indemnification provisions, insurance claims and any and all similar rights accruing to and for the benefit of the Sellers under the Assigned Contracts;

                  (g) all Books and Records to the extent related to the Acquired Titles; and

                  (h) each of the domain name registrations listed on Schedule A-3.

                  "Assigned Contracts" means any and all rights under agreements by and between either or both of the Sellers and any third party to the extent relating to the Acquired Titles, including but not limited to the music and motion picture rights and rights, subsidiary rights of any nature to comic books, merchandising and strategy guides as such agreements and contracts of the Sellers, as are identified on Schedule A-4 hereto.

                  "Books and Records" means all books, records, files, documents, correspondence, lists (customer, subscriber, telephone, e-mail or otherwise), drawings or specifications, product and sales literature, technical and procedural manuals, advertising and promotional materials, studies, reports, written material or filings or correspondence related to the Intellectual Property and all other printed or written materials related to the Assets.

                  "Closing" means the consummation of the transactions contemplated by this Agreement.

                  "Confidential Information" shall have the meaning set forth in
Section 6(b).

                  "Default" means an event of default, as defined in any contract or other agreement or instrument, or any event which, with the passage of time or the giving of notice or both, would constitute an event of default or other breach under such contract or other agreement or instrument.

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

                  "Development Agreement" means that certain Development Agreement executed contemporaneously herewith among the Sellers and Take-Two in the form attached to this Agreement as Exhibit A.

                  "Encumbrances" means all claims, mortgages, pledges, liens, encumbrances, security interests and adverse interests of every nature whatsoever.

                  "Excluded Assets" means:

                  (i) the rights in and to any derivative works created by the end-user pursuant to the game editor for Max Payne, which enables an end-user to create new events and scenes;

                  (ii) the Game Engine;

                  (iii) Third Party Tools; and

                  (iv) the intellectual property rights to the names and logos "Remedy Entertainment", "Apogee Software" and "3D Realms" and any derivations thereof.

                  "Exploit", "Exploited" or "Exploitation" means the exploitation of all rights in and to the Intellectual Property.

                  "Game Engine" shall have the meaning of Licensed Software set forth in the License Agreement.

                  "Governmental Body" means any governmental, quasi-governmental, state, county, city, or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

                  "Intellectual Property" shall have the meaning set forth in
Section 4(c).

                  "License Agreement" means that certain license agreement entered into contemporaneously herewith between Remedy and Purchasers in the form attached to this Agreement as Exhibit B.

                  "Lock-Up Agreement" means that certain lock up agreement entered into contemporaneously herewith between the Sellers and Take-Two in the form attached to this Agreement as Exhibit C.

                  "Max Payne" means the interactive software game entitled Max Payne.

                  "Max Payne 2" means the interactive software game sequel to Max Payne to be developed by Remedy pursuant to the Development Agreement or any third party engaged by Take-Two to develop such sequel or any port thereof.

                  "Order" means any order, writ, injunction, decree, stipulation, judgment, award, determination, direction or demand or request of a Governmental Body or arbitrator.

                  "Person" means any natural person, sole proprietorship, corporation, limited liability company, partnership, joint venture, unincorporated association, firm, trust or other entity.

                  "Seller's Knowledge" or "Knowledge of the Seller" means (i) the actual knowledge of each Seller or such Seller's officers or directors; or
(ii) that knowledge which the officers or directors of each Seller would have obtained in the management of his or her business affairs after reviewing the representations and warranties set forth in Section 4 below and making due inquiry and exercising reasonable diligence with respect thereto.

                  "Tax" means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes or charges of any kind whatsoever, imposed by any Governmental Body.

                  "Taxing Authority" means the United States Internal Revenue Service or any other applicable Government Body.

                  "Third Party Tools" shall have the same meaning as Third Party Tools set forth in the License Agreement.

                  "Transaction Documents" means this Agreement, the Development Agreement, the License Agreement and the Lock-up Agreement.

         2.       Purchase of Assets.

                  (a) Purchase and Sale of the Assets. The Purchasers shall purchase from the Sellers, and the Sellers shall sell, transfer, convey, assign and deliver, to the Purchasers, for the consideration specified below in this
Section 2, all of the Assets; provided, however, that all tangible Assets and all US Rights in intangible Assets shall be allocated and purchased by Take-Two and all International Rights in intangible Assets shall be allocated and purchased by Maxcorp. Sellers' sale, transfer, assignment, conveyance and delivery of the Assets to Purchasers is evidenced by the Sellers' delivery to Purchasers of duly executed bills of sale, assignment and assumption attached hereto as Exhibit 2(a)-1 and Exhibit 2(a)-2 (the "Bills of Sale"). To the extent the Sellers own any Intellectual Property in the Acquired Titles, the Sellers will assign such Intellectual Property (other than the Excluded Assets) in accordance with the provisions hereof. To the extent the Sellers are licensed by third parties to use any Intellectual Property in the Acquired Titles, the Sellers shall obtain, without cost to the Purchasers, the consent of the licensor of such Intellectual Property to the assignment of the license for such Intellectual Property to the Purchasers and if Sellers are unable to obtain such consent, the Sellers will endeavor to operate the Assets for the sole and exclusive benefit of the Purchasers (Take-Two with respect to the US Rights and Maxcorp with respect to the International Rights); provided that all rights in the Game Engine and Third Party Tools shall be retained by Remedy and licensed to Purchasers pursuant to the License Agreement.

                  (b) Assumption of Liabilities.

                      (i) Subject to the terms and conditions of this Agreement, Take-Two shall assume and become responsible for, from and after the Closing Date, all obligations and liabilities, to the extent not paid or discharged prior to the Closing Date, under the Assigned Contracts (the "Assigned Contract Liabilities"). On and after the Closing Date, and subject to the provisions of
Section 8 regarding indemnification, Take-Two shall have complete control over the payment, settlement, or other disposition of, or any dispute involving, any of the Assigned Contract Liabilities, and Take-Two shall conduct and control all negotiations and proceedings with respect to the Assigned Contract Liabilities.

                      (ii) Except for the Assigned Contract Liabilities, Purchasers expressly do not assume, and shall not be deemed to have assumed, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, debts, obligations, indebtedness and commitments of either Seller (the "Retained Liabilities").

                      (iii) Purchaser may, from time to time at its election, set off Take-Two Liabilities (as defined below) and any other payment obligations owed to Sellers hereunder against any and all Assigned Contract Liabilities.

                  (c) Payment of the Purchase Price. The Purchasers shall pay the Sellers the purchase price for the Assets by delivering to the Sellers (i) at Closing, one or more certificates representing Nine Hundred and Sixty Nine Thousand Nine Hundred and Thirty Two Thousand (969,932) restricted shares (the "Shares") of common stock of Take-Two, par value $.01 per share; provided, however, that such Shares shall be subject to the Lock-Up Agreement , (ii) at Closing, Ten Million ($10,000,000) U.S. dollars paid by Maxcorp by wire transfer (the "Cash Component") to accounts designated by the Sellers and (iii) up to Eight Million ($8,000,000) U.S. dollars in cash or immediately available funds in four equal installments of Two Million ($2,000,000) U.S. dollars pursuant to
Section 2(d) below (the "Incentive Payments", and together with the payments under subparagraphs (i) and (ii) above, the "Purchase Price"). The Purchase Price includes all amounts due and payable to third parties and the Sellers (including all advances due and payable by Purchasers to Remedy pursuant to the Development Agreement and Take-Two Liabilities) in connection with the purchase of all of the Assets and, other than the payment of the Purchase Price, no additional payments shall be made by the Purchasers to the Sellers or any third party. The Purchasers shall deliver directly to each of Remedy and Apogee (x) a certificate representing 50% of the Shares (each of Remedy and Apogee shall receive a certificate for 484,966 Shares) and (y) cash representing 50% of the Cash Component ($5,000,000 to each of Remedy and Apogee). Similarly, all Incentive Payments shall be split 50/50 and delivered and paid directly to each of Remedy and Apogee accordingly.

                  (d) Incentive Payments.

                      (i) The Incentive Payments shall be due and payable and shall be paid by the Purchasers (allocated between them in proportion to the percentages set forth in Section 2(h)) to the Sellers as follows:

                          (A) $2,000,000 U.S. dollars on the Gold Master
Acceptance Date (as defined in the Development Agreement) (such payment being referred to as the "Gold Master Date Payment"), but, except as provided below, in no event later than October 1, 2003 and

                          (B) (1) $2,000,000 U.S. dollars ("First Incentive
Payment") on the date when the Purchasers, in good faith, have determined that 400,000 units, in the aggregate, of Max Payne 2 have been Sold (as defined below), (2) $2,000,000 U.S. dollars on the date upon which Purchasers, in good faith, have determined that 800,000 units, in the aggregate, of Max Payne 2 have been Sold, and (3) $2,000,000 U.S. dollars on the date upon which the Purchasers, in good faith, have determined that 1,200,000 units (each of the sale of 400,000 units, 800,000 units and 1,200,000 units, each a "Threshold Unit Amount"), in the aggregate, of Max Payne 2 have been Sold;

         provided however, that (x) no amount shall be due and payable by the Purchasers for sales of units of Max Payne 2 in excess of 1,200,000 units, and
(y) if the Max Payne 2 game is not ported to both the Sony Play Station 2 ("PSX2") and Microsoft Xbox platforms ("Xbox") within one year after the commercial release of Max Payne 2 on the PC platform ("PC Commercial Release Date") each Threshold Unit Amount shall be reduced by twenty percent (20%) for each such platform for which the game was not released by Purchasers on or prior to such date. As an example and for clarification purposes, (A) if Max Payne 2 is released on PSX2 on or before the one year anniversary of the PC Commercial Release Date (but is not released on Xbox on or before such date), then each Threshold Unit Amount for each Incentive Payment will be reduced by 20% to 320,000 units, 640,000 units, 960,000 units, respectively or (B) if Max Payne 2 is not released on either PSX2 or XBox on or before the one year anniversary of the PC Commercial Release Date, then each Threshold Unit Amount for each Incentive Payment will be reduced by 40% to 240,000, 480,000 and 720,000, respectively). For purposes of this Section 2(d), units shall be "Sold" when payment is actually received by Purchasers as a direct result of the selling through of the units through any and all retail sales channels throughout the world.

                      (ii) Notwithstanding anything to the contrary contained herein,

                          (A) The Purchasers shall pay to the Sellers each of
the foregoing $2,000,000 installments within ten (10) days after the end of each quarter in which each Threshold Unit Amount has been achieved,

                          (B) (x) in the event the Gold Master Acceptance Date
shall not occur by October 1, 2003 as such date may be extended pursuant to
Section 3(c) of the Development Agreement (and in addition to the rights of development pursuant to Section 6(e)), the Sellers shall forfeit all rights with respect to the Gold Master Date Payment; (y) in the event the Gold Master Acceptance Date shall not occur by January 1, 2004 as such date may be extended pursuant to Section 3(c) of the Development Agreement, the Sellers shall forfeit all rights with respect to the First Incentive Payment, and such amounts shall not be due and payable or paid by the Purchasers; and (z) in the event that the Gold Master Acceptance Date shall not occur by October 1, 2004 as such date may be extended pursuant to Section 3(c) of the Development Agreement, the Seller's shall forfeit all rights with respect to all Incentive Payments (including, the Gold Master Date Payment, the First Incentive Payment and any and all other payments identified in Section 2(c)(iii), other than the Advance payment (as such term is defined in the Development Agreement)); and

                          (C) Payments due to Sellers under this Section 2(d)
shall accrue interest daily at the rate of five percent (5%) per annum beginning on the date that is fourteen (14) days after the applicable due date (as determined by this Section 2(d));

         provided, however, that all other rights and obligations of Purchasers and the Sellers under this Agreement shall remain in full force and effect.

                      (iii) Audit Procedure

                          (A) Purchasers shall prepare and deliver to Sellers on
a quarterly basis, a statement (the "Unit Sales Statement") setting forth in reasonable detail the determination by Purchasers of the units of Max Payne 2 that have been Sold ("Units Sold") at the end of the most recent quarter just ended. If the Sellers disagree with the Unit Sales Statement, the Sellers shall deliver to Purchasers a statement executed by both Sellers describing the objections thereto (the "Sellers' Statement") within 15 days after the delivery by Purchasers of the Unit Statement. The Sellers and Purchasers shall use reasonable efforts to resolve any disputes set forth in the Sellers' Statement, but if a final resolution is not obtained within 30 days after the Sellers' Statement is received by the Purchasers, any such remaining disputes shall be resolved by Pricewaterhouse Coopers LLP (the "Selected Accounting Firm").

                          (B) The parties shall submit in writing their
respective final positions regarding any disputed matters arising out of the Unit Sales Statement to the Selected Accounting Firm, and the Selected Accounting Firm shall prepare a written report to the Sellers and Purchasers that shall address its resolution of the disputed items and shall make any required adjustments to the Units Sold. The determination of the Units Sold by the Selected Accounting Firm shall be final, binding and conclusive on all parties hereto.

                          (C) As soon as practicable, but in any event within
ten (10) business days after the Units Sold is finally determined pursuant to
Section 2(d)(iii)(A) or (B), as the case may be, and if and to the extent any Threshold Unit Amount has been satisfied based on such Units Sold, the Sellers shall be entitled to immediate payment of the applicable Incentive Payment.

                          (D) In the event the Sellers disagree with the Unit
Sales Statement, the Selected Accounting Firm shall have full access to the Purchasers books, records and personnel in order to review the Unit Sales Statement.

                          (E) The Selected Accounting Firm costs and expenses in
determining the Unit Sales shall be paid by the Sellers, unless any Threshold Unit Amount has been satisfied and the Unit Sales Statement indicated otherwise.

                  (e) Further Assurances. At any time and from time to time following the date hereof, at the request of the Purchasers and without further consideration, the Sellers shall promptly execute and deliver such instruments of sale, transfer, conveyance and assignment and take all such other action as is reasonably necessary to more effectively transfer, convey and assign to Take-Two the tangible Assets and the US Rights in and to the intangible Assets and to Maxcorp the International Rights in and to the intangible Assets, and to evidence and confirm the Purchasers' rights to, title in and ownership of, the Assets, and to assist the Purchasers in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

                  (f) Transfer Taxes. Any and all federal, state, county or local excise, stamp, transfer, registration, sales and other Taxes, fees and duties (including any interest, additions to tax and penalties with respect thereto) and any and all transfer, registration, recording or similar fees and charges imposed in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") shall be borne by the Sellers.

                  (g) Purchase Price Allocation. The parties hereto agree that the Purchase Price shall be allocated as set forth on Schedule 2(g) based on the relative fair market value thereof, as required by Section 1060 of the Internal Revenue Code of 1986, as amended.

                  (h) Take-Two and Maxcorp Percentage of Obligations. With respect to the Assigned Contract Liabilities, the Incentive Payments, the Advance payment under the Development Agreement and any and all other payments, or obligations of payment pursuant to this Agreement, Take-Two shall be liable for and obligated to pay 72% of such payments, liabilities and obligations and Maxcorp shall be liable for and obligated to pay 28% of such payments, liabilities and obligations. The foregoing allocation has been set by the Purchasers to reflect a good faith estimate of the relative value of the tangible Assets plus the US Rights in the intangible Assets being transferred to Take-Two and the International Rights in the intangible Assets being transferred to Maxcorp.

                  (i) Termination of Existing Agreements. The Sellers and Purchasers hereby agree that, any agreement identified on Schedule 2(i) is terminated as of the date hereof without any further liability to any party hereto; provided, however, that notwithstanding Section 11(d):

                      (i) with respect to Agreements 1, 2, 3 and 4 listed on
Schedule 2(i) ("Max Payne Game Agreements"), (A) Take-Two shall continue to be responsible for, from and after the Closing Date and to the extent not paid or discharged prior to the Closing Date, royalty payments owed to the Sellers with respect to Max Payne unit Sales, pursuant to such Max Payne Game Agreements ("Take-Two Liabilities"), (B) the Purchasers shall continue to comply with the audit provisions pursuant to the Max Payne Game Agreements, (C) the Purchasers and the Sellers agree that the representations and warranties, and the indemnification provisions pursuant to the Max Payne Game Agreements shall be deemed incorporated herein to the extent of the subject matter of the Max Payne Game Agreements; provided, however, that any inconsistencies between the indemnification provisions in the Max Payne Game Agreements and this Agreement shall be determined in favor of this Agreement, and (D) the Purchasers and the Sellers agree that the confidentiality provisions of the Max Payne Game Agreements shall be deemed superceded by Section 6(b) hereto and any and all information subject to the confidentiality provisions under such agreements shall be deemed Confidential Information under this Agreement,

                      (ii) with respect to Agreements 6 and 7, to the extent not terminated on the Closing Date, the Sellers shall immediately after the Closing Date use their best efforts to terminate such Agreements after the Closing Date;

                      (iii) With respect to royalty payments owed to Apogee on Max Payne unit Sales pursuant to the Max Payne Game Agreements, (x) Take-Two's continuing obligations and liabilities shall not exceed $1,500,000 and (y) Take-Two's continuing obligations and liabilities shall cease to exist on or after May 20, 2005 (for clarification purposes, Apogee's portion of the Take-Two Liabilities is capped at a maximum of $1,500,000 and no Take-Two Liabilities shall be paid to Apogee on or after 3 years from the date hereof);

                      (iv) All Take-Two Liabilities shall be split 50/50 and delivered and paid directly to each of Remedy and Apogee accordingly.

         3.       Deliveries.

                  (a) Sellers' Deliveries. Except as specifically provided below, simultaneously with the execution of this Agreement, Sellers shall execute and/or deliver (or cause to be executed and/or delivered) to Purchasers:

                      (i) the Bills of Sale;

                      (ii) all Books and Records;

                      (iii) a registrant name change agreement in form reasonably satisfactory to Purchasers to effect a transfer to Purchasers of all domain name registrations listed on Schedule 3(a)(iii); provided, however, that to the extent not executed prior to the Closing Date, the Sellers shall use their best efforts to execute such Agreements after the Closing Date;

                      (iv) the Development Agreement;

                      (v) the License Agreement;

                      (vi) the Lock-Up Agreement; and

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

                      (vii) a certificate from each Seller, dated the Closing Date and signed by its secretary or assistant secretary certifying (a) that the attached copies of its respective certificate of incorporation or organizational documents, and consents or resolutions of its officers or partners or board of directors authorizing the execution, delivery and performance and approving this Agreement and the other Transaction Documents and the documents and instruments required hereunder to which such Seller is a party and the transactions contemplated hereby and that each such document is true, complete and correct and remain unamended and in full force and effect, and (b) the incumbency and specimen signature of each of its officers executing this Agreement or any other Transaction Document to which such Seller is a party or any other document delivered in connection herewith and therewith on such Sellers' behalf.

                  (b) Purchasers' Deliveries. Simultaneously with the execution of this Agreement, Purchasers shall execute and/or deliver (or cause to be executed and/or delivered) to Seller:

                      (i) the portion of the Purchase Price payable on the date hereof in accordance with Section 2(c);

                      (ii) the Development Agreement;

                      (iii) the License Agreement;

                      (iv) the Shares; and

                      (v) a certificate dated the Closing Date and signed by the secretary, assistant secretary or other officer of each Purchaser certifying (a) that the attached copies of the resolutions of its board of directors or other governing body, duly adopted and in effect, which authorize the purchase of the Assets from the Sellers, the execution, delivery and performance of this Agreement and the other Transaction Documents and the documents and instruments required hereunder to which each such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, and the issuance of the Shares to the Sellers, and that each such document is true, complete and correct and remain unamended and in full force and effect, and (b) the incumbency and specimen signature of each of such Purchaser's officers executing this Agreement or any other Transaction Document to which each such Purchaser's is a party or any other document delivery in connection herewith and therewith on Purchaser's behalf.

         4. Representations, Warranties and Covenants of the Sellers. (i) The Sellers, jointly and severally, represent, warrant and covenant to the Purchasers, and (ii) each of Remedy and Apogee hereby make to the other each of such representations and warranties (provided, however, that nothing herein shall impair the joint and several nature of such representations and warranties with respect to the Purchasers, and the right of either of them to enforce any breach of any such representation or warranty shall be subordinated to the right of the Purchasers to obtain recovery therefor against either or both of them):

                  (a) Organization. Apogee represents that it is a Texas limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and it has no subsidiaries and Affiliates. Remedy represents that it is a Finnish corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and it has no subsidiaries or Affiliates. Each Seller is qualified to do business and in good standing in each state where the character of the real properties owned or held under lease or the nature of business transacted by such Seller makes qualification therein by such Seller as a foreign corporation necessary.

                  (b) Enforceable Obligation; Due Authorization. Each Seller has all necessary right, power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby by each Seller have been duly authorized by all necessary actions by its board of directors or other similar governing body, and to the extent necessary, by its stockholders. The execution, delivery and performance of this Agreement and all agreements, instruments and documents to be delivered by each Seller (i) are within the power and authority of such Seller, (ii) do not require the consent or approval of or filing with any Governmental Body or any other Person other than as otherwise provided herein, (iii) will not conflict with, result in the breach of, or constitute a Default under, any of the terms, conditions or provisions of the certificate of incorporation, by-laws, partnership agreement or other governing documents of such Seller, (iv) will not violate any statutes, rules, regulations and ordinances ("Laws") or Order of any Governmental Body, (v) will not conflict with, result in the breach of, or constitute a Default under any indenture, mortgage, deed of trust, lease, agreement, contract or other instrument to which such Seller is a party or by which such Seller or any of its properties are bound, and (vi) will not result in the creation or imposition of any Encumbrance upon any of the property of such Seller, other than as contemplated by this Agreement and the documents executed in connection with the transactions contemplated hereby. This Agreement and the other Transaction Documents executed and delivered in connection herewith by each Seller have been duly authorized by all requisite corporate or other actions of Seller, have been duly executed and delivered by each Seller, and constitute the legal, valid and binding obligations of each Seller enforceable in accordance with their respective terms.

                  (c) Intellectual Property.

                      (i) All trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, incorporated in the Acquired Titles or by which same have heretofore been marketed by the Sellers, together with all goodwill, registrations and applications related thereto (other than such items identified in paragraph (iv) of the Excluded Assets definition) (collectively, "Trademarks"); patents and industrial design registrations or applications in and to any and all of the Assets (including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the Assets); copyrights in and to any or all of the Assets (including any registrations and applications therefor); computer software programs or applications (in both source and object code form) constituting the Acquired Code and the Acquired Code Copy ("Software Programs"); technical documentation relating to the Software Programs ("Technical Documentation"); "mask works" (as defined under 17 U.S.C. ss. 901) and any registrations and applications for "mask works"; technology, trade secrets and proprietary or other confidential information, know-how, proprietary processes, formulae, algorithms, models, technical and engineering data, computer discs and tapes, plans, diagrams and schematics and methodologies relating to the Assets (collectively, "Trade Secrets"); and moral rights (to the greatest extent allowed by applicable laws); rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons, directly or indirectly used by the Seller with respect to the Acquired Titles are hereinafter referred to as the "Intellectual Property".

                      (ii) (1) Schedule 4(c)(ii)(1) contains a true and complete list of all of the Sellers' U.S. and foreign (A) patents and patent applications, (B) Trademark registrations and applications therefor and material unregistered Trademarks; (C) copyright registrations and applications therefor;
(D) Trade Secrets; (E) mask works; and (F) other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by the Sellers to protect the Sellers' interests in the Intellectual Property. With respect to items (A), (B), (C), (D), (E) and (F) above, the name of the registrant, owner or assignee, if applicable, shall be set forth opposite each item on such
Schedule 4(c)(ii)(1). The applications and registration material with respect to each item on Schedule 4(c)(ii)(1) have been provided to Purchasers. The Sellers are listed in the records of the appropriate U.S., state and foreign registry as the sole current owner of record for the Sellers' respective applications and registrations listed on Schedule 4(c)(ii)(1). With respect to the applications listed on Schedule 4(c)(ii)(1), each such application has been prosecuted and maintained in full compliance with all applicable rules, policies and procedures of the United States Patent and Trademark Office or with respect to foreign rights, other competent international authorities, with the exception of those applications that are indicated to be abandoned on Schedule 4(c)(ii)(1).

                          (2) Purchasers and the Sellers agree that the Sellers
retain all rights with respect to their respective trade names, assumed names and other trademark, service marks, logos and other indicia of source identified in paragraph (iv) of the Excluded Assets definition and any use thereof by Purchasers must be authorized by Sellers in writing and subject to such Sellers' trademark guidelines.

                      (iii) The Intellectual Property consists solely of items and rights that are: (A) owned by the Sellers; (B) in the public domain; or (C) rightfully used by the Sellers and its successors pursuant to a valid license.

                      (iv) The conduct of Sellers' business with respect to the Assets as conducted prior to the Closing Date did not infringe (when conducted) and as currently conducted or as currently contemplated to be conducted does not infringe (either directly or indirectly, such as through contributory infringement) any intellectual property right owned or controlled by any third party. There is no pending or, to Sellers' Knowledge, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (collectively, "Claims")
(A) involving the Intellectual Property owned by Sellers, or, to Sellers' Knowledge, Intellectual Property licensed to the Sellers or (B) alleging that the activities or the conduct of the Sellers' business does or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property. Except as set forth in Schedule 4(c)(iv), there are no settlements, forbearances to sue, consent judgments or orders or similar obligations other than license agreements in the ordinary course of business that (a) restrict Sellers' rights to use any of the Intellectual Property, (b) restrict the Sellers in order to accommodate a third party's intellectual property rights or (c) permit third parties to use any Intellectual Property. To Sellers' Knowledge (x) all registered, granted or issued patents, mask works, Trademarks and copyrights held by the Sellers are valid, enforceable and subsisting or pending and (y) there has been no denial, refusal, lapse or similar action by any governmental authority with respect to any patent, copyright or Trademark application filed by or on behalf of the Sellers. To Sellers' Knowledge, there is no unauthorized use, infringement or misappropriation of any of Intellectual Property by any third party, employee or former employee.

                      (v) Except as set forth on Schedule 4(c)(v), there are no royalties, fees, honoraria or other payments payable by the Sellers to any Person by reason of the ownership, development, use, license, sale or disposition of Intellectual Property.

                      (vi) All current personnel, including employees, agents, consultants, designers and contractors, who have contributed to or participated in the conception and development of any part of Intellectual Property on behalf of the Sellers have executed nondisclosure agreements or other agreements of similar nature (with similar obligations on the parties thereto) that adequately protect the Sellers' proprietary interests in the Intellectual Property and either (A) have been a party to a "work-for-hire" arrangement or agreements with the Sellers in accordance with applicable national and state law that has accorded the Sellers full, effective, and exclusive ownership of all tangible and intangible property thereby arising, or (B) have executed appropriate instruments of assignment in favor of the Sellers as assignee that have conveyed to the Sellers effective and exclusive ownership of all tangible and intangible property thereby arising. Schedule 4(c)(vi) sets forth a list of all such agreements identified in this Section 4(c)(vi) and samples of such agreements have been delivered to Purchasers. No current or former partner, director, officer, or employee of the Sellers (or any predecessor in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of Intellectual Property.

                      (vii) Schedule 4(c)(vii) sets forth (A) all licenses or other agreements which the Sellers have granted to or entered into with any third party with respect to the Intellectual Property and (B) all Intellectual Property licensed by the Sellers from a third party other than licenses for off the shelf software. Each license, sublicense or agreement relating to Intellectual Property is valid, binding, in full force and effect and, enforceable in accordance with its terms. The Sellers have performed all material obligations required to be performed to date under such license, sublicense or agreement and is not in breach or default thereunder and, to Sellers' Knowledge, there exists no breach by any other party thereto and no event or circumstance which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Sellers thereunder.

                      (viii) The Sellers have taken reasonable measures to protect the confidentiality of the Sellers' Trade Secrets. To Sellers' Knowledge, there has been no misuse or misappropriation of any Trade Secret by any person or entity. Without limitation of the foregoing, except for the agreements set forth in Schedule 4(c)(viii), the Trade Secrets and the source code and system documentation relating to the Software Programs relating to the internal systems used by the Sellers (A) has, at all times been maintained in strict confidence, (B) has been disclosed by the Sellers only to employees, contractors or licensees who have had a "need to know" the contents thereof in connection with the performance of their duties imposed by or for the Sellers and who are legally obligated by written agreement to preserve the confidentiality of such Trade Secret, (C) have not been licensed or disclosed to any third party, and (D) are not the subject of any escrow or similar agreement giving any third party rights in such formulas, source code and/or system documentation upon the occurrence of certain events.

                      (ix) Schedule 4(c)(ix) hereto contains a complete list of
(A) all software libraries, compilers and other third-party software sold with, incorporated into or used in the development of the Software Programs and (B) all material software systems and applications used by the Sellers in the operation of the Assets. Schedule 4(c)(ix) hereto lists all license agreements by which the Sellers are bound for the use of such software and, if any such software is not licensed, the basis of the use of such software by the Sellers. All use of each such software item by the Sellers has been in full compliance in all material respects with the license agreement or other right of use listed for such item on Schedule 4(c)(ix) hereto.

                      (x) Except with respect to demonstration or trial copies, to Sellers' Knowledge no portion of any Software Program contains or will contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other similar actions.

                      (xi) Except as set forth on Schedule 4(c)(xi), the Sellers have not taken any action (or failed to take any action), conducted its business with respect to the Assets or used or enforced its Trademarks, in each case, in a manner that would result in the abandonment, cancellation, forfeiture, relinquishment or unenforceability of any of the Trademarks and the Sellers have taken all reasonable steps to protect its rights in and to each of such Trademarks and to prevent the unauthorized use thereof by a third party.

                  (d) Assigned Contracts.

                      (i) Except as set forth on Schedule 4(d)(i) with respect to contracts that have terminated, each Assigned Contract is valid, in full force and effect, and is enforceable by the Sellers entering into such Assigned Contract in accordance with its terms and upon the consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on its terms.

                      (ii) (A) The Sellers have not and, to the knowledge of the Sellers, no other Person has, violated, breached, or declared or committed any default under any Assigned Contract; (B) the Sellers have not created any circumstance or condition, and, to the Knowledge of the Sellers, no event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time) (w) result in a violation or breach of any of the provisions of any Assigned Contract, (x) give any Person the right to declare a default or exercise any remedy under any Assigned Contract, (y) give any Person the right to accelerate the maturity or performance of any Assigned Contract, or
(z) give any Person the right to cancel, terminate or modify the terms of any Assigned Contract; (C) except as set forth on Schedule 4(d)(ii), the Sellers have not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assigned Contract; and (D) except as set forth on Schedule 4(d)(ii), the Sellers have not waived any of its rights under any Assigned Contract. Except for the Assigned Contracts, there is no agreement, written or oral, between the Sellers and any other party with respect to the Acquired Titles. Except for the sublicenses identified on Schedule A-4, the Sellers have not assigned and, to the Sellers' Knowledge, their respective assignees (including Affiliates of the Sellers) have not assigned, any of their rights (including by way of sublicense) or granted any rights under the Assigned Contracts.

                  (e) Title to Assets: Condition.

                      (i) The Assets transferred hereunder constitute all of Sellers' properties, assets, rights, contracts, leases, permits, licenses and personal property (including, without limitation, all Intellectual Property contained therein) in and to the Assets; and, except as set forth in Schedule 4(e)(i), the Sellers are not retaining any properties, assets, rights, contracts, leases, permits, licenses and personal property (including, without limitation, all Intellectual Property contained therein) for the Acquired Titles.

                      (ii) The Assets constitute all of the properties, assets, rights, contracts and Intellectual Property heretofore utilized by the Sellers in the Acquired Titles; and no Asset is owned by a Person other than the Sellers, except for those Assets that are licensed to the Sellers, which licenses are set forth on Schedule 4(e)(ii).

                      (iii) Each Seller has complied with all obligations under all licenses that are part of the Assets to which such Seller is a party or to which such Seller has succeeded by merger or acquisition of the stock or assets of any other Person and under which such Seller is in occupancy and all such licenses are in full force and effect. The Sellers enjoy peaceful and undisturbed possession or use under such licenses and to Sellers' Knowledge no other party to any such license is in Default thereunder.

                  (f) Litigation: Observance of Laws.

                      (i) Litigation. Except as set forth on Schedule 4(f)(i),
(i) no Seller is a party to any litigation, at law or in equity, or any proceeding before any Governmental Body or any arbitration pending or threatened against or relating to the ownership or use of the Assets or which seeks to enjoin the consummation of, or questions the validity of, any of the transactions contemplated hereby, or which would question the validity or enforceability or impair the validity or enforceability of or the ability of any Seller to perform its obligations under this Agreement or any agreement contemplated hereby or which would question the validity or enforceability or impair the ability of any Seller to perform its obligations under any instrument, document or agreement contemplated hereby, and no Order of any Governmental Body or arbitrator has been issued against or binds any Seller that has, or could have, a material adverse effect on any Seller's ability to consummate the transactions contemplated hereby and (ii) to the Knowledge of the Sellers, no basis exists for the commencement of any such litigation or proceeding.

                      (ii) Governmental Order Violations. No Seller is in violation of or default with respect to any Order where such violation or default is likely to have a material adverse effect on any Seller's ability to consummate the transactions contemplated hereby, and, to the Knowledge of the Sellers, there is no basis for there to be declared any such violation or default that is likely to have a material adverse effect on any Seller's ability to consummate the transactions contemplated hereby.

                      (iii) Violations of Laws. No Seller is in violation of any Laws that would reasonably be expected to have a material adverse effect on any Seller's ability to consummate the transactions contemplated hereby.

                  (g) No Right of Action. The execution of this Agreement and the other agreements, instruments and documents contemplated hereby and the completion of the transactions contemplated hereby and thereby, shall not cause Purchaser or its Affiliates to be liable for damages to any other Person, or give such Person any equitable right against Purchaser or any Seller, or any of their respective assets by reason of any agreement or arrangement to which any Seller is a party.

                  (h) Securities Act.

                      (i) Each Seller is acquiring the securities pursuant to this Agreement solely for their own account, and not as nominee or agent for any other person and not with a view to, or resale in connection with, any distribution thereof (within the meaning of the Securities Act), other than pursuant to a registered offering as contemplated by the Registration Rights Agreement;

                      (ii) Apogee represents that it is an "accredited investor" as such term is defined under Rule 501(c) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act;

                      (iii) Remedy represents that (A) it is purchasing the Shares for its own account and that Remedy is not a "US person" (as that term is defined in Rule 902(k) of Regulation S) and at the time of receipt of the Shares and execution of this Agreement it was located outside the United States for purposes of Regulation S, (B) the re-sale of the Shares has not been pre-arranged with any buyer located in the United States, (C) it is not a "Distributor" as that term is defined in Rule 902(d) of Regulation S, (D) the Shares have not been and will not be registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, US persons, except as permitted under Regulation S promulgated under the Securities Act of 1933, (E) it will not offer, resell, pledge or otherwise transfer Shares except (x) in an offshore transaction in accordance with Rule 903 or 904 of Regulation S or (y) pursuant to an exemption from registration under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States or any other jurisdiction, (F) neither it nor any person or entity acting on its behalf has conducted or will conduct any "directed selling efforts" as that term is defined in Rule 902(c) of Regulation S or has conducted or will conduct any general solicitation relating to the offer and sale of the Shares.

                      (iv) Each Seller acknowledges that the securities being acquired by it pursuant to this Agreement have not been registered under the Securities Act or qualified under any state securities laws, or any other applicable blue sky laws in reliance, in part, on each Seller's representations, warranties, and agreements herein;

                      (v) Each Seller understands that the securities being acquired by it pursuant to this Agreement constitute "restricted securities" under the Securities Act in that the securities will be acquired from Purchaser in a transaction not involving a public offering, and that the securities may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the securities must be held indefinitely;

                      (vi) Without limiting the representations set forth above, no Seller will make any disposition of all or any part of the securities acquired by it pursuant to this Agreement that will result in the violation by any Seller or by Purchaser of the Securities Act, any state securities laws, or any other applicable securities law; and

                      (vii) Each Seller has received and reviewed such information such Seller considers necessary or appropriate for deciding whether to acquire the securities being issued to it pursuant to this Agreement. Each Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of purchase of such securities and regarding the business, financial affairs, and other aspects of Purchaser and has further had the opportunity to obtain all information (to the extent Purchaser possesses or can acquire such information without unreasonable effort or expense) which such Seller deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to such Seller.

                  (i) Full Disclosure. No financial statement, Exhibit or Schedule or document required by this Agreement to be prepared or furnished by or on behalf of the Sellers to the Purchaser in connection with this Agreement or any agreement contemplated hereby or delivered pursuant hereto contained or contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Sellers shall notify Purchaser promptly of the occurrence of any event or the discovery of any fact that would make any of the foregoing incorrect.

         5. Representations, Warranties and Covenants of the Purchasers. The Purchasers, jointly and severally, represent, warrant and covenant to each of the Sellers as follows:

                  (a) Organization. Take-Two is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Maxcorp is a Bermuda entity duly organized, validly existing and in good standing under the laws of Bermuda.

                  (b) Enforceable Obligations; Due Authorization. Each Purchaser has all necessary right, power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby by each Purchaser has been duly authorized by all necessary actions by its board of directors or other similar governing body. The execution, delivery and performance of this Agreement and all agreements, instruments and documents to be delivered by each Purchaser (i) are within the power and authority of such Purchasers, (ii) do not require the consent or approval of or filing with any Governmental Body or any other Person other than as otherwise provided herein,
(iii) will not conflict with, result in the breach of, or constitute a Default under, any of the terms, conditions or provisions of the certificate of incorporation or partnership agreement or By-laws or other organizational documents of such Purchaser, (iv) will not violate any Laws or Order of any Governmental Body, (v) will not conflict with, result in the breach of, or constitute a Default under any indenture, mortgage, deed of trust, lease, agreement, contract or other instrument to which such Purchaser is a party or by which such Purchaser or any of its properties are bound, and (vi) will not result in the creation or imposition of any Encumbrance upon any of the property of such Purchasers, other than as contemplated by this Agreement and the documents executed in connection with the transactions contemplated hereby. This Agreement and the other Transaction Documents executed and delivered in connection herewith by each Purchaser constitute the legal, valid and binding obligations of such Purchaser enforceable in accordance with their respective terms.

                  (c) Accuracy of Exchange Act Filings. All filings (as amended) made by Take-Two under the Securities Exchange Act of 1934, as amended (the "Exchange Act") filed with the Securities and Exchange Commission (the "Commission") complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and such filings (as amended) did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

                      (i) Common Stock. The Shares to be issued to the Sellers hereunder have been duly authorized and validly issued and, when issued, will be fully paid and non-assessable; the Shares to be issued to the Sellers will not be issued in violation of the statutory, or, to the actual knowledge of any senior executive officers of Take-Two, contractual preemptive or other similar rights of any securityholder of Take-Two.

         6. Post-Closing Covenants. The Purchasers and the Sellers agree as follows:

                  (a) Expenses and Finder's Fees. Purchasers and the Sellers will bear their own expenses in connection with this Agreement and the transactions contemplated. The Sellers and Purchasers each represent and warrant to the other that the negotiations relative to this Agreement and the transactions contemplated hereby have been carried on in such a manner as not to give rise to any valid claims against the other party for a brokerage commission, finder's fee or other like payment.

                  (b) Confidentiality. Purchasers and the Sellers, their respective agents and employees, shall maintain in the strictest confidence all Confidential Information furnished to such party by the other party in connection with this Agreement and, except as otherwise expressly required by law or court order, shall not (x) use any such Confidential Information for any purpose other than the purpose for which it was originally disclosed to the receiving party, and (y) disclose any of such Confidential Information to any third party (except as provided in the Game Development Agreement). As used herein, "Confidential Information" shall mean all nonpublic or proprietary information relating to Purchasers, the Sellers, the Assets, the Assigned Contracts or this Agreement and the other Transaction Documents (including the other documents or instruments contemplated hereby); provided, however, that Confidential Information does not include information that (x) was, at the time of its receipt, or later becomes, readily available to the general public other than through the breach of this provision by the recipient thereof, or their officers, directors, employees, subsidiaries, affiliates or agents, (y) was known to the recipient prior to its disclosure by the disclosing party, or (z) was disclosed to the recipient on a nonconfidential basis by a person who had a bona fide right to make such disclosure. Notwithstanding any other provision of this Agreement, this Section 6(b) shall survive termination of this Agreement.

                  (c) Use of Name. Each Seller agrees on its own behalf and on behalf of its stockholders, officers, directors and Affiliates, from and after the Closing Date, not to use any trade names, assumed names and other trademarks, service marks, logos and other indicia of source that previously or are currently used by Seller in the Acquired Title (including, but not limited to, "Max Payne" or any derivation thereof) other than the names and logos identified in paragraph (iv) of the Excluded Assets definition; provided that, notwithstanding the foregoing, each Seller (and its stockholders, officers, directors and Affiliates) shall have the right solely to reference the trademark "Max Payne" and/or "Max Payne 2" in private correspondence, conversations or solicitations for employment provided such references are factual and accurate and refer to itself as an original creator and/or developer of Max Payne character. In no event shall any such reference appear on any Web site or be used to sell, offer for sale, endorse, sponsor, promote or market any products or services developed or licensed or provided by or on behalf of such Seller, unless otherwise authorized in writing by Purchasers.

                  (d) Domain Name Redirection. To the extent not already in effect as of the Closing Date, each Seller shall promptly reprogram each World Wide Web site not set forth on Schedule A-3 hereof and that is owned, operated or controlled by such Seller or any Affiliate thereof which and that displays, offers for sale or license, or refers graphically or textually to any of the Acquired Titles or any of the Trademarks so that either:

                      (i) all such displays, offer or references are eliminated therefrom; or

                      (ii) a person directed from a third party's hyperlink to any such web page containing such display, offer or reference is immediately, and without any user intervention or action, redirected to a web page address which Purchasers shall supply to the Sellers;

                  (e) Max Payne 2 Development Rights. In the event the Gold Master Acceptance Date has not occurred on or prior October 1, 2004 as such date may be extended pursuant to Section 3(c) of the Development Agreement, Take-Two shall, in addition to its rights set forth in Section 2(d)(ii), with the Sellers' full cooperation, have the right, alone or by engagement of one or more third-party developers, to complete the development of Max Payne 2 (whether in accordance with the Development Agreement, or otherwise).

                  (f) Noncompetition.

                      (i) Each Seller individually covenants to Purchasers that, subject to the provisions of Section 6(f)(ii), from the Closing Date until the tenth (10th) anniversary of the Closing Date, such Seller shall not (without the prior written consent of Purchasers), and no principal stockholders or partners identified on the signature page to this Agreement shall (without the prior written consent of Purchasers), knowingly permit any of its subsidiaries, Affiliates, officers, directors, employees, agents or representatives (collectively, the "Covenantors"), directly or indirectly, to (x) develop, produce, build, design, or otherwise create in any manner, any Competitive Product, (y) enter into a transaction to acquire (whether by merger, asset purchase or otherwise similar type transaction) any Competitive Product or any competitor of the Purchasers then developing or owning a Competitive Product, or
(z) as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity, render any service (including the making of investments in or otherwise providing capital to) directly or indirectly related to a Competitive Product for or on behalf of any competitor (or any person or entity that is reasonably anticipated to become a competitor within the term hereof) of the Purchasers or their respective subsidiaries or Affiliates. A person, partnership, corporation or other business organization or entity is "a competitor of the Purchasers" if it is then designing, developing and/or marketing any Competitive Product. For purposes hereof, a "Competitive Product" is any original third person perspective 3D simulated game based in a modern (currently timed) urban city (e.g., Los Angeles, Tokyo, London, New York, Chicago, Las Vegas) with a male main character in the role of a police officer or ex-police officer.

                      (ii) Nothing in this Section 6(f) shall prohibit any Covenantor from engaging in any business that is not in competition with Purchasers or their respective affiliates or investing in the securities of any corporation having securities listed on a national securities exchange, provided that such investment does not exceed 2% of any class of securities of such corporation, and provided that such investment represents a passive investment and that neither such Covenantor nor any group of persons including him, in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes any part in its business, other than exercising his or her rights as a shareholder, or seeks to do any of the foregoing.

                  (g) No Development Covenant. From the date hereof until the commercial release of Max Payne 2, Remedy shall not, and no principal stockholders and partners of Remedy identified on the signature page to this Agreement shall, knowingly permit any of their respective Affiliates, officers, directors, employees, agents or representatives, directly or indirectly, (x) to commence discussions with respect to, or develop, produce, build, design, or otherwise create in any manner, any other software similar in design or function to the Licensed Software (as defined in the License Agreement) or (y) to license any right therein.

                  (h) Transfer Restrictions.

                      (i) Legend on Stock Certificates.

                          (A) Each certificate representing Shares shall bear
the following legend until such time as the Shares represented thereby are no longer subject to the restrictions of the Lock-Up Agreement:

         THE SALE, TRANSFER OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT, EFFECTIVE AS OF MAY 20, 2002 AMONG APOGEE SOFTWARE LTD., REMEDY ENTERTAINMENT, LTD. AND TAKE-TWO INTERACTIVE SOFTWARE, INC., AS SUCH AGREEMENT MAY BE AMENDED.

                          (B) Each certificate representing Shares shall bear
the following legend until such time as the Shares represented thereby are no longer subject to the restrictions of the federal or state securities laws:

         THE SECURITIES EVIDENCE BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF SUCH LAWS, OR IF IN THE OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

                      (ii) Any voluntary or involuntary sale, assignment, mortgage, grant, pledge, hypothecation, exchange, transfer, conveyance or other disposition of all or any portion of the Shares and any agreement, contract or commitment to do any of the foregoing ("Disposition") during the Lock-Up Period (as such term is defined in the Lock-Up Agreement) shall be null and void ab initio, and Take-Two shall not, and shall instruct its transfer agent not to, recognize any such Disposition to any purported transferee unless, such transferee shall be subject to the restrictions in the Lock-Up Agreement and Take-Two shall receive written instruments that are in a form satisfactory to it, in its sole and absolute discretion, including, without limitation, copies of any instruments of transfer and such transferee's consent to be bound by this Agreement and the Lock-Up Agreement.

         7. [Intentionally Omitted].

         8. Indemnification.

                  (a) Indemnification by the Sellers. Each Seller, jointly and severally shall indemnify and hold harmless Purchasers from and against, without duplication, all costs, fees, liabilities, losses, Taxes, charges, claims, expenses and damages, including, without limitation, reasonable legal fees and expenses (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) and costs of investigation, imposed on or incurred by the Purchasers or their agents or Affiliates, or any of their respective subsidiaries or Affiliates, or any of their respective officers, directors or employees, (collectively "Purchaser Losses") as a result of:

                      (i) any breach of any representation or warranty of the Sellers contained in this Agreement or in any agreement, document, instrument, certification, Schedule, Exhibit or writing delivered pursuant hereto or in connection herewith;

                      (ii) any breach of any covenant or agreement of the Sellers contained in this Agreement (including, but not limited to, the covenant of the Sellers pursuant to Section 2(i)(ii) (Agreement Termination Covenant)) or in any agreement, document, instrument, certification, Schedule, Exhibit or writing delivered hereto or in connection herewith;

                      (iii) any Retained Liabilities;

                      (iv) the commencement or threatened commencement of any proceeding, suit or action against the Sellers or Purchasers or any Affiliate thereof, or any director, officer or employee of any of them, arising out of actions taken, or omitted to be taken, or state of facts existing, prior to the Closing, which, if determined adversely thereto (regardless of the actual determination thereof) would result in a Purchaser Loss which is indemnifiable under the provisions of this Section 8(a) (any such pending or threatened suit or action being a "Purchaser Covered Action"); and/or

                      (v) any and all actions, suits, proceedings, claims or demands incident to any of the foregoing or such indemnifications.

                  (b) Indemnification by Purchasers. Purchasers, jointly and severally, shall indemnify and hold harmless the Sellers from and against, without duplication, all costs, losses, fees, liabilities, Taxes, charges, claims, expenses and damages, including reasonable legal fees and expenses (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) and costs of investigation, imposed on or incurred by the Sellers, their respective agents or Affiliates, or any of their respective subsidiaries or Affiliates, or any of their respective officers, directors or employees (collectively "Seller Losses") as a result of:

                      (i) any breach of any representation or warranty of Purchasers contained in this Agreement or in any agreement, document, instrument, certification, Schedule, Exhibit or writing delivered pursuant hereto or in connection herewith;

                      (ii) any breach of any covenant or agreement of Purchasers contained in this Agreement or in any agreement, document, instrument, certification, Schedule, Exhibit or writing delivered hereto or in connection herewith;

                      (iii) the commencement or threatened commencement of any proceeding, suit or action against either one or both of the Sellers provided that it (x) is not one indemnifiable by the Sellers pursuant to Section 8(a)(iv) above; (y) occurs or arises after the Closing Date; and (z) is based upon
Section 8(b)(i) or 8(b)(ii), which, if determined adversely to them would result in a Seller Loss (any such pending or threatened suit or action being a "Seller Covered Action" and together with a Purchaser Covered Action, a "Covered Action"); and/or

                      (iv) any and all actions, suits, proceedings, claims or demands incident to any of the foregoing or such indemnifications.

                  (c) Loss Indemnity Procedure.

                      (i) Upon learning of the commencement of a Covered Action or the actual receipt by the party claiming a right of indemnification of information relating to the purported existence of facts or circumstances which could result in the commencement of a Covered Action or other incurrence of a Purchaser Loss or Seller Loss, the party claiming the right of indemnification (the "Indemnified Party") shall promptly, but no later than fifteen (15) days after learning of such commencement or receipt, give notice thereof, with reasonable specificity of the facts as then known, to the party having the indemnification obligation (the "Indemnifying Party"); provided, however, failure to give timely notice shall not release the Indemnifying Party of its obligations hereunder except and only to the extent the Indemnifying Party suffers actual prejudice as a proximate result of such failure.

                      (ii) The Indemnifying Party shall have the right to assume the defense of any such Covered Action only by giving written notice (the "Assumption Notice") to the Indemnified Party within 20 days after notice given pursuant to Section 8(c)(i) above, which Assumption Notice shall state that (A) it agrees that the claimant is entitled to indemnification hereunder; and (B) it agrees to assume the defense thereof in the name and on behalf of the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party, in either event at the sole cost and expense of the Indemnifying Party; provided, however,

                      (x) all such costs and expenses of the foregoing counsel,
                  if not paid by the Indemnifying Party and instead paid by the Indemnified Party shall be Losses indemnifiable by the Indemnifying Party under Section 8(a) or (b), as the case may be,

                      (y) the Indemnified Party, notwithstanding the timely
                  delivery of an Assumption Notice, may participate in such Covered Action through counsel separately selected and paid for by the Indemnified Party, and

                      (z) if no Assumption Notice complying with subclauses (A)
                  and (B) above is timely given, or despite the giving of the Assumption Notice the defendants in any Purchaser Covered Action or Seller Covered Action, as the case may be include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, or if the amount claimed in the Purchaser Covered Action or Seller Covered Action, as the case may be, is subject to the Indemnification Cap and, together with all other claims previously made for indemnification hereunder to which the Indemnification Cap may apply, such claims, in the aggregate, exceed the Indemnification Cap, or if the amount claimed in the Covered Action is subject to the Basket, and together with all other claims for indemnification previously made hereunder to which the Basket may apply, such claims in the aggregate are less than the Basket, the Indemnified Party in each of the foregoing cases shall have the right to select one separate counsel to conduct the defense of such action on its behalf, and all such costs and expenses shall be paid by the Indemnifying Party and, if paid by the Indemnified Party, shall be Purchaser Losses or Seller Losses indemnifiable by the Indemnifying Party under Subsection 8(a) or (b), as the case may be. The Indemnified Party may take such action with respect to a Purchasers or Seller Covered Action as it may deem appropriate to protect against further damage or default, including obtaining an extension of time to answer the complaint or other pleading or filing an answer thereto.

                      (iii) Where the Sellers are the Indemnifying Party, the Sellers shall not consent to the entry of any judgment or enter into any settlement without the written consent of Purchasers, which shall not be unreasonably withheld or delayed.

                  (d) Payment by Indemnified Party. The Indemnifying Party shall be entitled to receive payment from the Indemnified Party of an amount equal to the Tax reduction or refund actually realized, or insurance proceeds actually paid to the Indemnified Party, solely as a result of the Indemnified Party having incurred Seller Loss or Purchaser Loss, provided that the Indemnifying Party shall have paid to the Indemnified Party the full amount of such Purchaser Loss or Seller Loss. Nothing herein shall obligate the Indemnified Party, in the exercise of his/its good faith reasonable business judgment, or that of its direct or indirect parent, to make any claim for a Tax reduction or refund or insurance recovery.

                  (e) Duration of Indemnification. Liability for indemnification hereunder shall expire as provided in Section 8(i) below unless the Purchasers give written notice prior to such date of expiration to the Sellers of a Purchaser Loss or a Purchaser Covered Action (setting forth in reasonable detail the specific facts and circumstances then known and pertaining thereto), or unless a Seller gives written notice prior to such date of expiration to the Purchasers of a Seller Loss or Seller Covered Action (setting forth in reasonable detail the specific facts and circumstances then known and pertaining thereto). In any of such events, such liability shall survive until such Purchaser Loss or Purchaser Covered Action is finally determined and any indemnification payment due with respect thereto or with respect to a Purchaser Loss is made, with respect to Purchasers, and until such Seller Loss or Seller Covered Action is finally determined and any indemnification payment due with respect thereto or with respect to a Seller Loss is made, with respect to such Seller.

                  (f) Limitations.

                      (i) Notwithstanding anything to the contrary contained in this Section 8, no Seller and no Purchaser shall be obligated to pay any amounts in respect of Purchaser Losses or Seller Losses, as the case may be, in excess of $45,000,000, in the aggregate (the "Indemnification Cap"). Notwithstanding the foregoing and Section 8(f)(ii), the Indemnification Cap and the Basket shall not apply to the Sellers' obligations to pay Purchaser Losses in respect of Unlimited Obligations (as hereinafter defined). "Unlimited Obligations" shall mean Purchaser Losses attributable to or resulting from (i) fraud of the Sellers, (ii) failure by the Sellers to perform any of the covenants, agreements or obligations of any of them under this Agreement, (iii) failure to satisfy any Retained Liability, (iv) any intentional or knowing breach of a representation or warranty contained in Section 4, or (v) any breach of any representation or warranty in Section 4(b) (Enforceable Obligation; Due Authorization), Section 4(c) (Intellectual Property) and Section 4(e) (Title to Acquired Assets, Etc.).

                      (ii) The Sellers shall not be obligated to make any payment in respect of a Purchaser Loss until the aggregate of all Purchaser Losses exceeds $250,000 ("Basket"); after which the Purchasers shall be entitled to recover all Purchaser Losses and not just the Purchaser Losses in excess of the Basket.

                      (iii) Purchasers shall not be obligated to make any payment in respect of a Seller Loss until the aggregate of Seller Losses exceeds the Basket; after which Seller shall be entitled to recover all Seller Losses and not just Seller Losses in excess of the Basket.

                  (g) Set Off of Purchaser Losses. Purchasers may set off Purchaser Losses against the Incentive Payments. Purchasers shall give Sellers thirty (30) days prior written notice of such set off; provided, that, Purchasers' failure to give such notice shall not affect Purchasers' rights of set off pursuant to this Section 8(g).

                  (h) Sole Remedy. The foregoing indemnification provisions shall be the exclusive remedy for any breach of the representations and warranties set forth in this Agreement; provided, however, that the provisions of this Section 8(h) shall not prevent Seller, on the one hand, or Purchasers, on the other hand, from seeking the remedies of specific performance or injunctive relief in connection with a breach of a covenant of the other party contained herein.

                  (i) Survival. All covenants shall survive the Closing indefinitely. Except as otherwise specifically provided herein, all representations and warranties shall survive the Closing, regardless of any inspection or discovery, whether by reason of due diligence or otherwise, and shall terminate at the close of business on the third anniversary of the Closing Date, except that the representations and warranties in (i) Section 4(b) (Enforceable Obligation; Due Authorization), Section 4(e) (Title to Acquired Assets, Etc.), Section 5(b) (Authority), Section 5(c) (Non-Contravention; Enforceability) and Section 5(e) (Common Stock) shall not expire and (ii)
Section 4(c)(Intellectual Property) shall not expire until the expiration of the longest statute of limitations applicable with respect to such representation or warranty.

         9. [Intentionally Omitted]

         10. Notices.

                  (a) All notices and other communications hereunder will be in writing and will be given by delivery in person, facsimile or email (if a duplicate copy is sent by mail), by overnight courier, or by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth above, with copies as follows:

                  If to Purchaser:

                  Take-Two Interactive Software, Inc.
                  575 Broadway, Third Floor
                  New York, NY 10012
                  Fax: (212) 334-6644
                  Telephone:  (212) 334-6633
                  Email:  KenS@Take2Games.com
                  Attn:    Ken Selterman, Esq.

                  With copy to:

                  Morrison Cohen Singer & Weinstein, LLP
                  750 Lexington Avenue
                  New York, NY 10022
                  Attn:    Robert H. Cohen, Esq.
                  Fax:     (212) 735-8708

If to Apogee:     Apogee Software, Ltd.
                  3960 Broadway, Suite 235
                  Garland, Texas 75403
                  Fax: 972-864-5540
                  Tele.: 972-271-1765
                  Email: scottm@3drealms.com
                  Attn: Scott Miller


                  With copy to:

                  Jenkens & Gilchrist, a Professional Corporation
                  1445 Ross Avenue, Suite 3200
                  Dallas, Texas 75202
                  Fax: 214-855-4300
                  Tele.: 214-855-4500
                  Email: cberryman@jenkens.com
                  Attn: Cathryn Berryman

                  If to Remedy:

                  Remedy Entertainment, Ltd.
                  Kappelitie 6 02200
                  Espoo, Finland
                  Fax: +358-9-435-50444
                  Tele.: +358-9-435-50415
                  Email: matias@remedy.fi
                  Attn:  Matias Myllyrinne

                  With copy to:

                  ACE LAW Oy
                  Erottajankatu 9A, 4 krs., 4th Floor
                  Helsinki 00130 Finland
                  Fax:_+358-9-251-40010
                  Tele.: +358-9-251-40016
                  Email: matti.kari@acelaw.fi
                  Attn:  Matti Kari

Notice given by mail shall be deemed given four business days after deposit with the United States Postal Service; Notice given by overnight courier shall be deemed given one business day after delivery into the custody and control of such overnight courier service for next business day delivery and notice delivered in person or by facsimile shall be deemed given one business day after such delivery or receipt.

                  (b) Any party hereto may change the address to which any notice or other communication shall be given by a notice to such effect complying with this Section 10.

         11. Miscellaneous.

                  (a) Simultaneous Transactions. All transactions to be effected under this Agreement shall be deemed to occur in the order herein specified, if any, but shall occur nearly simultaneously and no such transaction shall be deemed to have occurred unless all such transactions have occurred.

                  (b) Rights Confined to Parties. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, and their respective heirs, executors, administrators, successors and assigns as permitted hereunder, any right, remedy, or claim under or by reason of this Agreement or of any term, covenant, or condition hereto, and all the terms, covenants, conditions, promises, and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns as permitted hereunder.

                  (c) Survival. All covenants contained in this Agreement and the other Transaction Documents shall survive the consummation of the transactions contemplated hereby and thereby until all obligations set forth herein or therein shall have been performed and satisfied or until such covenants shall have terminated in accordance with their terms.

                  (d) Entire Agreement. This Agreement, together with the Exhibits and Schedules annexed hereto, and the agreements entered into in accordance with the terms hereof, including the other Transaction Documents, and contemplated hereby, constitute the entire understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede any and all prior agreements between the parties hereto with respect to the subject matter hereof and thereof. Any inconsistencies among the Transaction Documents shall be determined by and in favor of this Agreement and the provisions hereunder.

                  (e) Assignment. This Agreement is not assignable by any party hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that any Purchaser may assign its rights and/or obligations to a wholly owned subsidiary of Purchasers, to any of Purchasers' Affiliates; provided, further, however that the foregoing assignees shall continue to be bound by the obligations of the Purchasers' under this Agreement. In addition, this agreement may be assigned without the prior written consent of any parties hereto to secure indebtedness of any Purchaser for borrowed money. Any purported assignment of this Agreement in violation of the foregoing shall be null and void and of no effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                  (f) Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction, shall not affect the validity or enforceability of any other provision in such jurisdiction or the validity or enforceability of such provision in any other jurisdiction.

                  (g) Effect of Headings. The Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

                  (h) Governing Law; Jurisdiction.

                      (i) The provisions of this Agreement, and all the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such State without regard to such the principles of conflicts of law that would require the application of the laws of a jurisdiction other than New York.

                      (ii) Purchasers and the Sellers hereby consent to the jurisdiction of any state or federal court located within the County of New York, State of New York and irrevocably agree that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such courts. The Purchasers and the Sellers accepts for each of itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

                  (i) Announcements. Purchasers and the Sellers shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions described herein and no party shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange or NASDAQ Stock Market regulation; provided, however, that Sellers shall not issue any press release or announcement, or make any reference to the Closing or to the transactions contemplated hereby to any third Person without the prior written consent of the Purchasers.

                  (j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument. Facsimile signatures shall have the same effect as an original.

                  (k) Amendments and Waivers. No amendment, modification, waiver or course of conduct shall be effective unless the same is approved in writing and duly executed by all of the parties hereto and then such amendment, modification or waiver shall be effective only with respect to the specific instance and for the specific purpose for which it was given.

                  (l) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the transaction documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any transaction document, this Agreement and such other transaction Document shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other transaction document.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused same to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.

                                APOGEE SOFTWARE, LTD.,

                                By: Its General Partner,
                                Action Entertainment, Inc.


                                By:    /s/ Scott Miller
                                      --------------------------------------
                                Name:  Scott Miller
                                Title: CEO


                                APOGEE LIMITED PARTNERS
                                Solely with respect to Section 6(f)

                                /s/ George Broussard
                                --------------------------------------------
                                George Broussard

                                /s/ Scott Miller
                                --------------------------------------------
                                Scott Miller

                                By: Its General Partner,
                                Action Entertainment, Inc.

                                /s/ Scott Miller
                                --------------------------------------------
                                Name: Scott Miller
                                Title: CEO


               [SIGNATURE PAGE 1 TO THE ASSET PURCHASE AGREEMENT]

                                  REMEDY ENTERTAINMENT, LTD


                                  By:    /s/ Matias Myllyrinne
                                        --------------------------------------
                                  Name:  Matias Myllyrinne
                                  Title: Business and Financial Director


                                  REMEDY PRINCIPAL STOCKHOLDERS
                                  Solely with respect to Section 6(f) and 6(g)

                                  /s/ Markus Maki
                                  --------------------------------------------
                                  Markus Maki

                                  /s/ Petri Jarvilehto
                                  --------------------------------------------
                                  Petri Jarvilehto

                                  /s/ Sami Vanhatalo
                                  --------------------------------------------
                                  Sami Vanhatalo

                                  /s/ Kim Salo
                                  --------------------------------------------
                                  KIM SALO

                                  /s/ Markus Stein
                                  --------------------------------------------
                                  MARKUS STEIN



               [SIGNATURE PAGE 2 TO THE ASSET PURCHASE AGREEMENT]

                              TAKE-TWO INTERACTIVE SOFTWARE, INC.


                              By:    /s/ Kelly Sumner
                                    --------------------------------------
                              Name:  Kelly Sumner
                              Title: Chief Executive Officer


                              MAXCORP, LTD.


                              By:    /s/ Ryan Brant
                                    --------------------------------------
                              Name:  Ryan Brant
                              Title: Director


                              GATHERING OF DEVELOPERS I, LTD.
                              Solely with respect to Section 2(i)


                              By:    /s/ Barry Rutcofsky
                                    --------------------------------------
                              Name:  Barry Rutcofsky
                              Title: Vice President


                              TAKE-TWO INTERACTIVE SOFTWARE EUROPE, LTD.
                              Solely with respect to Section 2(i)


                              By:    /s/ Gary Lewis
                                    --------------------------------------
                              Name:  Gary Lewis
                              Title: Managing Director


               [SIGNATURE PAGE 3 TO THE ASSET PURCHASE AGREEMENT]